SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Crystal Decisions, Inc.

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Filed by Crystal Decisions, Inc.
Pursuant to Rule 14a-6
Under the Securities Exchange Act of 1934
Commission File No.: 333-108400

          This filing relates to the proposed acquisition by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”), of Crystal Decisions, Inc., a Delaware corporation (“Crystal Decisions”). On November 17, 2003, Crystal Decisions posted the following FAQs on its internal website:

Crystal Decisions FAQ

For Optionees and Stockholders with Options or Shares Granted Under the

Crystal Decisions, Inc. 1999 Stock Option Plan1

❖INTRODUCTION	1
❖DEFINITIONS OF COMMONLY USED TERMS	1
❖GENERAL INFORMATION ABOUT THE MERGER	2
❖FAQ FOR OPTIONEES	2
❖FAQ FOR STOCKHOLDERS	6
❖ADDITIONAL QUESTIONS?	9

❖INTRODUCTION

          The following is a series of Frequently Asked Questions about how the proposed acquisition of Crystal Decisions by Business Objects, S.A. will affect optionees and stockholders of Crystal Decisions. Additional information can also be found in the “Summary”, “Risk Factors” and other sections of the Information Statement.

          The Information Statement includes important business and financial information about Business Objects as well as information about what will happen to your Crystal Decisions stock options and shares upon the closing of the transaction. The Information Statement and the annexes thereto can be found on the Legal site on MILO and on the SEC website at www.sec.gov.

❖DEFINITIONS OF COMMONLY USED TERMS

Appraisal Rights: A right to have the Delaware Chancery Court determine the “fair value” of your shares of Crystal Decisions common stock pursuant to Delaware law.

Business Objects ADSs: An American depository share, or ADS, represents a specified number of securities of a non-U.S. company deposited with a custodian bank. In the case of Business Objects, each ADS represents the right to receive one Business Objects ordinary share and is deposited with The Bank of New York, which acts as depositary pursuant to an agreement with Business Objects. The Business Objects ADSs are traded on the Nasdaq National Market in U.S. dollars.

[1]	This FAQ does not apply to individuals with options or shares issued under the United Kingdom sub-plan of the 1999 stock option plan; those individuals will receive a separate FAQ.

Business Objects Ordinary Shares: Shares of Business Objects that are listed on the Premier Marché of Euronext Paris S.A, and are traded in euros.

Information Statement: The proxy statement/prospectus/information statement of Business Objects and Crystal Decisions dated October 31, 2003 and first mailed on or about November 4, 2003 to shareholders of Business Objects and stockholders of Crystal Decisions. The Information Statement forms a part of a registration statement on Form S-4 filed by Business Objects with the United States Securities and Exchange Commission and is updated by subsequent filings of Business Objects which are incorporated by reference to the Information Statement.

Merger Agreement: The agreement signed by Business Objects and Crystal Decisions setting forth the mechanics by which Crystal Decisions will merge with a wholly owned subsidiary of Business Objects, the consideration that the former Crystal Decisions stockholders and optionees will receive for their interests in Crystal Decisions stock and options, respectively.

Seagate Software (Cayman) Holdings Corporation: The majority stockholder of Crystal Decisions.

❖GENERAL INFORMATION ABOUT THE MERGER

Q: Is this a merger or an acquisition?

A: Both. Business Objects will acquire 100% of the interests in the securities of Crystal Decisions through a series of four mergers. A merger, which is a statutory mechanism, combines two companies into a single company. The surviving corporation is one of the two parties to the merger. As a result of the fourth merger, Crystal Decisions will merge with and into Business Objects Americas, a wholly owned subsidiary of Business Objects.

Q: When will the transaction close?

A: The transaction is expected to close on December 11, 2003, subject to the approval of Business Objects’ shareholders. The transaction has already been approved by the requisite vote of Crystal Decisions’ stockholders.

❖FAQ FOR OPTIONEES

❖	Impact of The Transaction On Crystal Decisions Options

Q: What will happen to my Crystal Decisions options after the transaction closes?

A: Crystal Decisions options (other than options held by Crystal Decisions’ nonemployee directors, options granted under the United Kingdom sub-plan of the 1999 stock option plan and options outstanding under the 2000 stock option plan) will convert to options to purchase Business Objects ADSs.

Q: How many Business Objects ADSs will I be entitled to purchase under my assumed option?

A: The number of options to purchase Business Objects ADSs that a former Crystal Decisions optionholder will receive will depend on an option exchange ratio that will be calculated at the time of the closing and which will be based on a formula that is intended to give optionees, upon exercise of their options, the same economic value as Crystal Decisions stockholders will receive. Your exercise price will also be adjusted to reflect the exchange ratio.

Q: Can you give me an example of what would happen if I hold an option to purchase 1,000 shares of Crystal Decisions with a per share exercise price of $5.00?

A: The exact option exchange ratio will not be known until shortly before the closing of the transaction. However, the following example provides you with a sample calculation of what you might receive if you hold an option to purchase 1,000 shares of Crystal Decisions common stock at an exercise price of $5.00 per share.

This example is based on the following facts and assumptions:

•	there were 76 225,451 shares of Crystal Decisions common stock outstanding as of October 3, 2003, and, for the purposes of this analysis, it is assumed that no additional shares of Crystal Decisions common stock will be issued prior to the closing of the transaction, other than upon the exercise of stock options;

•	between July 18, 2003 and October 3, 2003, 118,646 of Crystal Decisions options were exercised, resulting in aggregate cash proceeds of $490,028;

•	all options granted under the United Kingdom sub-plan of the 1999 stock option plan and the 2000 stock option plan, and all options held by Crystal Decisions nonemployee directors will be exercised in full prior to the closing, resulting in the issuance of an aggregate of 4,487,579 additional shares of our common stock and aggregate cash proceeds of 18,830,316;

•	of the options granted under the 1999 stock option plan as of October 3, 2003, options exercisable for an aggregate of 8,007,323 shares of the common stock at a weighted average exercise price of $5.98 will not vest prior to the closing of the transaction (which, solely of such purpose, is assumed to occur on December 31, 2003), and options exercisable for an aggregate of 7,862,038 shares of the common stock at a weighted average exercise price of $5.98 will vest prior to the closing of the transaction; and

•	assuming that the average closing price of Business Objects’ shares on Nasdaq for the 10 trading days ending on the third trading day prior to the closing date is $25.00.

Based on the foregoing, if you held an option to acquire 1,000 shares of Crystal Decisions common stock at an exercise price of $5.00 per share, you would receive an option to acquire 445 Business Objects ADSs at an exercise price per share of $11.22.

This example is for illustrative purposes only. The average of the closing sale prices of Business Objects ADSs on the Nasdaq for the 10 trading days ending on, and including, the third trading day prior to the closing of the transaction may be below or above $25.00. In addition, the number of vested options that are exercised prior to the closing may be more or less than the amounts shown. Accordingly, the option exchange ratio may be more or less than the amounts shown.

Q: When will I know the exchange ratio?

A: Business Objects will issue a press release containing the option exchange ratio two business days prior to the anticipated closing of the transaction. Shortly after the transaction closes, you will receive information confirming the details of your converted options, including converted number of Business Objects ADSs for which the option may be exercised and the adjusted exercise price per share. No options will be exercisable for fractional shares and your option will be rounded down to the nearest whole share. Your exercise price will be rounded up to the nearest whole penny. The reason for these rounding methods is to preserve the tax benefits to you and Business Objects of the options. Because the exchange ratio is based on a number of factors that will not be known until shortly before the closing, including the average of the closing price of Business Objects’ ADSs on Nasdaq for the ten trading days ending on, and including, the third trading day prior to the closing, we are unable to tell you at this time what the exchange ratio will be.

Q: Is there a difference in the economic value received for a share versus an option?

A: No. The exchange ratios are designed so that the economic value received for a share of Crystal Decisions common stock will be the same as a Crystal Decisions stock option when that option is exercised for the adjusted exercise price.

Q: Do I get cash for my options as well?

A: No. Crystal Decisions stock options will convert to Business Objects stock options and you will not receive any cash.

Q: What taxes will I owe on the conversion of my options to Business Objects options?

A: If you are a Canadian, French, United Kingdom or United States taxpayer, you will not recognize any taxes as a result of the transaction with respect to conversion of Crystal Decisions options granted under the 1999 Crystal Decisions stock option plan into a Business Objects option. If you are a taxpayer in another jurisdiction, you should consult with your own tax advisor. In addition, you may have state, provincial, municipal or other tax obligations resulting from the transaction that we do not address here. As always, you should contact your own tax advisor for advice specific to your situation.

Q: What if I will not be an employee of Business Objects?

A: You will have 30 days from the date of notice of termination, or date of termination, as applicable, to exercise any vested stock options.

Q: Will my vesting schedule change?

A: No. Your vesting schedule will remain the same.

Q: What if I want to exercise my options before the closing of the transaction?

A: If you exercise stock options prior to the closing of the transaction, you will receive Crystal Decisions common stock. Upon the closing of the transaction, those shares of Crystal Decisions common stock will be converted into the right to receive Business Objects shares and cash as described below.

However, Crystal Decisions will suspend option exercises on December 8, 2003 (meaning your exercise paperwork must be received by Crystal Decisions Option Plan Administration on or prior to 5:00 p.m. Pacific time on that date) in order to prepare for the expected closing on December 11, 2003.

Q: How will I be able to exercise my options after the closing of the transaction?

A: Business Objects, like many publicly traded companies, offers its employees the ability to exercise options with a same day sale of some of the shares to pay the exercise price. After the closing of the transaction, if you are not subject to Business Objects’ mandatory trading window, you may exercise your vested options using the same day sale mechanism. Crystal Decisions will set up a special brokerage account for each employee of Crystal Decisions immediately prior to the merger, with DB Alex. Brown, or one of its affiliates, to permit you to exercise and sell the acquired shares on Nasdaq.

After the closing of the transaction, you may not be able to exercise your options for a few days while Business Objects completes the paperwork to convert your options and files a registration statement with the SEC to allow you to purchase freely tradable shares.

Q: In what currency will my Business Objects options be priced?

A: Your Crystal Decisions options will be converted into options for Business Objects ADSs and the exercise price will still be payable in U.S. dollars.

❖	Next Steps

Q: Can I exercise my options now?

A: Yes, see question above “How will I be able to exercise my options before the closing of the transaction?”

Q: What will happen if I don’t do anything with my stock options?

A: Your options will automatically be converted to options to purchase Business Objects ADSs (unless they are issued under the United Kingdom sub-plan of the 1999 stock option plan or the 2000 stock option plan or you are a Crystal Decisions nonemployee director) and your per share exercise price will be adjusted proportionately. No other term or condition of your option will change.

Q: When will I be able to sell my new Business Objects shares? Will there be any trading restrictions?

A: You may be subject to mandatory trading windows if you are an executive officer or other person deemed to be an insider for purposes of Business Objects insider trading compliance program. Regardless of whether you are subject to the mandatory trading windows, you are subject to the general compliance obligations set forth in the Business Objects insider trading compliance program and you may violate United States securities laws if you sell Business Objects shares while in possession of material nonpublic information about Business Objects. You will receive a copy of the Business Objects insider trading policy and training regarding the insider trading compliance program.

❖FAQ FOR STOCKHOLDERS

❖	Impact of the Transaction on Crystal Decisions Stockholders

Q: What will I receive as a result of the transaction for my shares of Crystal Decisions common stock?

A: Crystal Decisions stockholders (other than those who exercise Appraisal Rights) will receive a proportionate amount of $300 million in cash and a number of Business Objects shares based on an exchange ratio that is set forth in the Merger Agreement.

Q: When will I know the exchange ratio?

A: Business Objects will issue a press release containing the common stock exchange ratio two business days before the anticipated closing date of the transaction.

Q: What taxes will I owe?

A: Your taxable situation will vary depending on where you pay taxes. If you are a citizen or resident of the United States, you will generally not recognize any taxable gain or loss as a result of the transaction with respect to the portion of the consideration that is made up of Business Objects shares you receive until you sell those shares. However, you will be taxed on all or part of the cash portion of the merger consideration you receive. If you are a citizen or a tax resident of any other jurisdiction, other tax laws may apply to you. For example, if you are a resident of Canada or the United Kingdom for tax purposes, you may incur tax liabilities in connection with the transaction. A general description of the tax impacts of the transaction on stockholders is set forth in the Information Statement. As always, we strongly encourage you to consult with a tax, financial or legal adviser regarding your personal situation.

Q: What if I will not be an employee of Business Objects but I am a Crystal Decisions stockholder?

A: Your shares of Crystal Decisions common stock will still be converted into the right to receive Business Objects shares and cash as described above.

Q: Can you give me an example of what I will receive if I own 1,000 Crystal Decisions shares?

A: Due to the number of factors involved in the consideration formula, the exact number of Business Objects shares and amount of cash you will receive upon the closing of the transaction cannot be determined at this time. However, the following example provides you with a sample calculation of what you might receive if you owned 1,000 shares of Crystal Decisions common stock:

This example is based on the following facts and assumptions:

•	there were 76 225,451 shares of Crystal Decisions common stock outstanding as of October 3, 2003, and, for the purposes of this analysis, it is assumed that no additional shares of Crystal Decisions common stock will be issued prior to the closing of the transaction, other than upon the exercise of stock options;

•	between July 18, 2003 and October 3, 2003, 118,646 of Crystal Decisions options were exercised, resulting in aggregate cash proceeds of $490,028;

•	all options granted under the United Kingdom sub-plan of the 1999 stock option plan and the 2000 stock option plan, and all options held by Crystal Decisions nonemployee directors will be exercised in full prior to the closing, resulting in the issuance of an aggregate of 4,487,579 additional shares of our common stock and aggregate cash proceeds of 18,830,316;

•	of the options granted under the 1999 stock option plan as of October 3, 2003, options exercisable for an aggregate of 8,007,323 shares of the common stock at a weighted average exercise price of $5.98 will not vest prior to the closing of the transaction (which, solely of such purpose, is assumed to occur on December 31, 2003), and options exercisable for an aggregate of 7,862,038 shares of the common stock at a weighted average exercise price of $5.98 will vest prior to the closing of the transaction; and

•	assuming that the average closing price of Business Objects’ shares on Nasdaq for the 10 trading days ending on the third trading day prior to the closing date is $25.00.

Based on the foregoing, if you own 1,000 shares of Crystal Decisions common stock, you would receive 293 Business Objects ADSs (or, if you so choose Ordinary Shares); $3,810.34 in cash; and cash in lieu of 0.1 of a Business Objects share.

This example is for illustrative purposes only. The average of the closing sale prices of Business Objects’ ADSs on the Nasdaq for the 10 trading days ending on, and including, the third trading day prior to the closing of the transaction may be below or above $25.00. In addition, the number of vested options that are exercised prior to the closing may be more or less than the amounts shown. Accordingly, the merger consideration may be more or less than the amounts shown.

Q: When will I be able to sell my new Business Objects shares? Will there be any trading restrictions?

A: You may be subject to mandatory trading windows if you are an executive officer or other person deemed to be an insider for purposes of Business Objects insider trading compliance program. Regardless of whether you are subject to the mandatory trading windows, you are subject to the general compliance obligations set forth in the Business Objects insider trading compliance program and you may violate United States securities laws if you sell Business Objects shares while in possession of material nonpublic information about Business Objects. You will receive a copy of the Business Objects insider trading compliance program, which includes an acknowledgement you must sign and return, and training regarding the insider trading compliance program.

❖	Next Steps

Q: When will I receive Business Objects stock and cash in exchange for my shares?

A: In order to receive Business Objects ADSs and cash for your Crystal Decisions common stock, you will be required to complete a Letter of Transmittal that will be provided to you by The Bank of New York on or around the closing date and return that Letter of Transmittal with your Crystal Decisions stock certificates to The Bank of New York. If you exercise an option prior to closing and have not received a stock certificate from Crystal Decisions prior to the closing of the transaction, Crystal Decisions will provide your stock certificate directly to The Bank of New York.

YOU SHOULD BE AWARE THAT IF YOU HAVE LOST YOUR CRYSTAL DECISIONS STOCK CERTIFICATE, YOU WILL BE REQUIRED TO PAY A BOND IN ORDER FOR THE BANK OF NEW YORK TO ISSUE THE BUSINESS OBJECTS SHARES AND CASH CONSIDERATION TO YOU.

YOU SHOULD LOCATE YOUR STOCK CERTIFICATE NOW AND, IF YOU ARE UNABLE TO DO SO, NOTIFY CRYSTAL DECISIONS STOCK PLAN ADMINISTRATION AS SOON AS POSSIBLE.

Q: May I elect to receive either Business Objects Ordinary Shares or Business Objects ADSs?

A: Yes. You can elect to receive either Business Objects Ordinary Shares or Business Objects ADSs. To receive Business Objects Ordinary Shares which are traded on the Premier Marche of Euronext Paris, you will need to complete the applicable section of the Letter of Transmittal. If you wish to receive ADSs, you will need to complete the Letter of Transmittal and so note. If you complete the Letter of Transmittal but do not indicate a preference, you will receive Business Objects ADSs.

Q: Am I entitled to appraisal rights?

A: Yes. If you do not wish to accept the merger consideration, you have the right to have the Delaware Chancery Court determine the “fair value” of your shares of Crystal Decisions common stock pursuant to Delaware law. If you elect to exercise your appraisal rights, you must comply precisely with all of the procedures set forth in section 262 of the Delaware General Corporation Law, or DGCL, and you must file a request for appraisal no later than November 24, 2003. Section 262 of the DGCL is reprinted in its entirety and attached as Annex I to the Information Statement.

Q: Should I send in my Crystal Decisions stock certificates now? Should I send my Crystal Decisions stock certificates to Crystal Decisions or Business Objects?

A: No. Soon after the completion of the transaction, you will be sent a Letter of Transmittal informing you where to deliver your stock certificates in order to receive the merger consideration. You should not send in your Crystal Decisions stock certificates prior to receiving the Letter of Transmittal.

Q: What happens if I do nothing?

A: Your Crystal Decisions shares will automatically be converted into the right to receive Business Objects ADSs and cash as described above. You MUST complete and return the Letter of Transmittal in order to receive the Business Objects ADSs and cash.

❖ADDITIONAL QUESTIONS?

❖	I have other questions that were not answered here. Who can I ask?

❖	Contact Leah Lambert in Stock Administration at stockadmin@crystaldecisions.com or 604-974-2278.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects’ proposed acquisition of Crystal Decisions. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to obtain regulatory approval. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. For more information and additional risk factors regarding Crystal Decisions, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the fiscal year ended June 27, 2003. Neither Business Objects nor Crystal Decisions undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

Additional Information About the Proposed Acquisition and Where to Find It

On October 31, 2003, Business Objects filed an amendment to its registration statement with the SEC containing Business Objects’ and Crystal Decisions’ definitive proxy statement/prospectus/information statement regarding the proposed acquisition of Crystal Decisions by Business Objects. Investors and security holders of Business Objects and Crystal Decisions are urged to read the definitive proxy statement/prospectus/information statement filed with the SEC on October 31, 2003 and any other relevant materials filed by Business Objects or Crystal Decisions with the SEC because they contain, or will contain, important information about Business Objects, Crystal Decisions and the proposed acquisition. The definitive proxy statement/prospectus/information statement has been mailed to the security holders of Business Objects and Crystal Decisions. The definitive proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the definitive proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.